As filed with the Securities and Exchange Commission on May 9, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Covenant Logistics Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0320154
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

400 Birmingham Highway
Chattanooga, Tennessee	37419
(Address of Principal Executive Offices)	(Zip Code)

Third Amendment to the
Covenant Logistics Group, Inc.
Third Amended and Restated 2006 Omnibus Incentive Plan
(Full title of the plan)

David R. Parker
Chairman and Chief Executive Officer
Covenant Logistics Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419
(Name and address of agent for service)

(423) 821-1212
(Telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Suite 200
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	☒
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Covenant Logistics Group, Inc. (formerly Covenant Transportation Group, Inc.), a Nevada corporation (the "Company"), previously registered 1,000,000 shares of its Class A common stock, $0.01 par value per share ("Common Stock"), available for grant of awards under the Company's 2006 Omnibus Incentive Plan (the "Incentive Plan").  The registration of such shares of Common Stock was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission ("SEC") on June 12, 2006 (File Number 333-134939), in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

On March 31, 2009, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") approved the first amendment and restatement to the Incentive Plan (the "First Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the First Amended and Restated Plan would not exceed 700,000, and (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the First Amended and Restated Plan to the additional 700,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of such shares. The First Amended and Restated Plan was forwarded for stockholder approval, and on May 5, 2009, at the Company's 2009 Annual Meeting, the Company's stockholders approved the adoption of the First Amended and Restated Plan.

On March 31, 2011, the Compensation Committee approved the second amendment and restatement to the Incentive Plan (the "Second Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the Second Amended and Restated Plan would not exceed 800,000, and (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the Second Amended and Restated Plan to the 800,000 shares reserved, plus any expirations, forfeitures, cancellations, or certain other terminations of shares.  The Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt "performance-based compensation" under Internal Revenue Code Section 162(m).  The Second Amended and Restated Plan and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 17, 2011, at the Company's 2011 Annual Meeting, the Company's stockholders approved the adoption of the Second Amended and Restated Plan and reapproved the material terms of the performance-based goals under the Incentive Plan.

On February 21, 2013, the Compensation Committee approved the third amendment and restatement to the Incentive Plan (the "Third Amended and Restated Plan") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the Third Amended and Restated Plan shall not exceed 750,000 shares plus the 800,000 shares previously made available under the Second Incentive Plan Amendment, (ii) limit the shares of Common Stock that would be available for issuance or reissuance under the Incentive Plan from and after the effective date of the Third Amended and Restated Plan to the 750,000 shares reserved, plus the 800,000 shares previously reserved under the Second Incentive Plan Amendment, plus any expirations, forfeitures, cancellations, or certain other terminations of shares, and (iii) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on March 31, 2023.  The Compensation Committee also reapproved, subject to stockholder reapproval, the material terms of the performance-based goals under the Incentive Plan so that certain incentive awards granted thereunder would continue to qualify as exempt "performance-based compensation" under Internal Revenue Code Section 162(m).  The Third Amended and Restated Plan and the material terms of the performance-based goals under the Incentive Plan were forwarded for stockholder approval, and on May 29, 2013, at the Company's 2013 Annual Meeting, the Company's stockholders approved the adoption of the Third Amended and Restated Plan and reapproved the material terms of the performance-based goals under the Incentive Plan.

On March 14, 2019, the Compensation Committee approved the first amendment to the Third Amended and Restated Plan (the "First Amendment") to, among other things, (i) provide that the maximum aggregate number of shares of Common Stock available for the grant of awards under the Incentive Plan from and after the effective date of the First Amendment shall not exceed 750,000 shares plus such of the 750,000 shares previously reserved under the Third Amended and Restated Plan as remain or become available for grant pursuant to the terms of the Incentive Plan and (ii) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on March 31, 2029.  The First Amendment was forwarded for stockholder approval, and on May 8, 2019, at the Company's 2019 Annual Meeting, the Company's stockholders approved the adoption of the First Amendment.

On June 5, 2020, the Compensation Committee approved the second amendment to the Third Amended and Restated Plan (the “Second Amendment”) to, among other things, (i) increase the number of shares of Class A common stock available for issuance thereunder by an additional 1,900,000 shares, (ii) add a fungible share reserve feature, under which shares subject to stock options and stock appreciation rights will be counted as one share for every share granted and shares subject to all other awards will be counted as 1.80 shares for every share granted (the “Fungible Ratio”), (iii) add a double-trigger vesting requirement upon a change in control, (iv) eliminate the Compensation Committee’s discretion to accelerate vesting, except in cases involving death or disability, (v) increase the maximum award granted or payable to any one Participant under the Incentive Plan for a calendar year from 200,000 shares of Class A common stock or $2,000,000, in the event the award is paid in cash, to 500,000 shares of Class A common stock or $4,000,000, in the event the award is paid cash, and (vi) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on June 1, 2030. The Second Amendment was forwarded for stockholder approval, and on July 1, 2020 at the Company’s 2020 Annual Meeting, the Company’s stockholders approved the adoption of the Second Amendment.

On February 15, 2023, the Compensation Committee approved the third amendment to the Third Amended and Restated Plan (the “Third Amendment”) to, among other things, (i) increase the number of shares of Class A common stock available for issuance thereunder by an additional 575,000 shares and (ii) re-set the term of the Incentive Plan to expire with respect to the ability to grant new awards on May 1, 2033. The Third Amendment was forwarded for stockholder approval, and on May 17, 2023, at the Company’s 2023 Annual Meeting, the Company’s stockholders approved the adoption of the Third Amendment.

This Registration Statement on Form S-8 (this "Registration Statement") is being filed to register 575,000 shares of Common Stock under the Incentive Plan, as amended by approval and adoption of the Third Amendment. Pursuant to General Instruction E of Form S-8, the contents of the Form S-8 Registration Statement filed with the SEC on June 12, 2006 (File Number 333-134939), the Post-Effective Amendment No. 1 to Form S-8 filed May 18, 2009 (Registration No. 333-134939), the Form S-8 Registration Statement filed with the SEC on May 27, 2011 (Registration No. 333-174582), the Form S-8 Registration Statement filed with the SEC on June 3, 2013 (Registration No. 333-189060), the Form S-8 Registration Statement filed with the SEC on May 10, 2019 (Registration No. 333-231390), and the Form S-8 Registration Statement filed with the SEC on July 7, 2020 (Registration No. 333-239724) are incorporated herein by reference. In accordance with the instructional note to Part I of Form S-8 as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference:

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), filed with the SEC on February 28, 2024;

b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 3, 2024;

c)	The Company’s Current Reports on Form 8-K filed with the SEC on January 11, 2024, February 15, 2024, April 4, 2024, and April 29, 2024; and

d)	The description of the Company’s Class A Common Stock contained in Exhibit 4.3 to the Annual Report and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that the Company is not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description

4.1
Third Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020) (File Number 000-24960))

4.2	Sixth Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on August 9, 2021 (File Number 000-24960))
5*	Opinion of Scudder Law Firm, P.C., L.L.O.
23.1	Consent of Scudder Law Firm, P.C., L.L.O. (included in Exhibit 5)
23.2*	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP
23.3*	Consent of Independent Registered Public Accounting Firm – Coulter & Justus, P.C.
24	Power of Attorney (included on the signature page of this Registration Statement)
99.1
The Company’s Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on April 19, 2013 in connection with the 2013 Annual Meeting of Stockholders (File Number 000-24960))

99.2
First Amendment to the Company’s Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on April 8, 2019 in connection with the 2019 Annual Meeting of Stockholders (File Number 000-24960))

99.3
Second Amendment to the Company’s Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement filed with the SEC on June 8, 2020 in connection with the 2020 Annual Meeting of Stockholders (File Number 000-24960))

99.4
Third Amendment to the Company’s Third Amended and Restated 2006 Omnibus Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the SEC on April 14, 2023 in connection with the 2023 Annual Meeting of Stockholders (File Number 000-24960))

107*	Calculation of Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on May 9, 2024.

COVENANT LOGISTICS GROUP, INC.

By:	/s/ David R. Parker
David R. Parker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Parker, M. Paul Bunn, Mark A. Scudder, and Heidi Hornung-Scherr, and each of them, as true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, to execute in their respective names, individually and in each capacity stated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to this Registration Statement, exhibits thereto, and documents required in connection therewith with the SEC, granting unto said attorneys-in-fact and their substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature, Name, and Title	Date

/s/ David R. Parker	May 9, 2024
David R. Parker Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ James S. Grant	May 9, 2024
James S. Grant Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Matisse Long	May 9, 2024
Matisse Long
Chief Accounting Officer
(Principal Accounting Officer)

/s/ Benjamin S. Carson, Sr.	May 9, 2024
Benjamin S. Carson, Sr. Director

/s/ Joey B. Hogan	May 9, 2024
Joey B. Hogan Director

/s/ D. Michael Kramer	May 9, 2024
D. Michael Kramer Director

/s/ Bradley A. Moline	May 9, 2024
Bradley A. Moline Director

/s/ Rachel Parker-Hatchett	May 9, 2024
Rachel Parker-Hatchett Director

/s/ Tracy L. Rosser	May 9, 2024
Tracy L. Rosser Director

/s/ Herbert J. Schmidt	May 9, 2024
Herbert J. Schmidt Director

/s/ W. Miller Welborn	May 9, 2024
W. Miller Welborn Director